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                                                                   EXHIBIT 10.08


                        PROFESSIONAL SERVICES AGREEMENT



THIS AGREEMENT is made as of the 3rd day of October, 1995, by and between EVRO CORPORATION, a Florida corporation ("the Company"), and DANIEL M. BOYAR, an individual ("Boyar").


                              W I T N E S S E T H:


         WHEREAS, the Company is a public company currently trading on the NASDAQ Small Caps Market and is currently undercapitalized to implement its business plan; and

         WHEREAS, the Company requires someone as a legal advisor to report to the Board of Directors directly as Special Counsel to coordinate the daily investment banking needs of the Company regarding raising capital, bridge loans, other financings, general promotion to the investment community, financial public relations, and related matters, on a continuous basis, who is cognizant of the regulatory environment in which the company operates, and is knowledgable about the National Association of Securities Dealers ("NASD"), Securities and Exchange Commission ("SEC") and related federal and state securities laws; and

         WHEREAS, Boyar is formerly a Director and President and Chief Executive Officer of the Company and is knowledgable about the Company and its transactions, including Channel America Television Network, Inc. and The Sports & Shopping Network, Inc., and has extensive experience in and knowledge of investment banking, public companies, financial public relations, promotions, private placements, the NASD, SEC, federal and state securites laws, mergers and acquisitions, and related business and is a licensed Attorney at Law in Florida as well as certain United States Federal Courts; and

         WHEREAS, the Company desires the services of Boyar in the aforementioned capacities for a period of one year from the date hereof.

         NOW THEREFORE, in consideration of the promises, payments, covenants and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties, the parties hereby agree as follows:


         1. RECITALS. The above recitations are true and correct and are hereby incorporated into this Agreement as though fully restated herein.
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         2.      CONTROLLING DOCUMENT.  Notwithstanding anything else to the contrary, this document shall supersede, govern and control all other written documentation and oral communications between or about the parties, without limiting any rights or benefits which Boyar may receive from any other agreements related to his involvement with the Company.

         3. RETAINER. The Company hereby retains Boyar as Special Legal Counsel for the Board of Directors of the Company, and Boyar hereby agrees to such retainer by the Company, upon the terms and conditions set forth herein. Boyar shall not be required to serve as General Counsel, inasmuch as the Company shall retain other lawyers or law firms to represent the Company for its general corporate matters and other legal matters.

         4. TERM. The term of Boyar's retainer under this Agreement (the "Term") shall be until March 14, 1996 (the "Term Expiration Date"), unless terminated earlier pursuant to Section 12 hereof or extended for a longer term as modified by the terms of a mutually agreed written agreement between the parties.

         5. DUTIES. During the term, Boyar shall assume those responsibilities of the Company and perform such duties for the Company and its affiliates as are customarily assigned by the Board of Directors to Special Legal Counsel for the Company. Boyar shall devote his best efforts, skill, attention, and energies to the Company's business.

         6.      COMPENSATION.

         6.1 - Base Fee. For all services rendered by Boyar to the Company pursuant to this Agreement, the Company shall pay to Boyar, a legal fee at the rate of $180,000 per annum, payable in twenty-four equal installments of $7,500.00 on the first and the fifteenth day of each month unless Boyar shall agree in writing to defer any portion of the compensation, in which case the compensation shall accrue and shall be paid at such time as the Company has the necessary resources to do so. Nothing herein contained shall prohibit the Company from increasing Boyar's compensation from time to time during the Term or granting to Boyar bonuses from time to time on a discretionary basis.

         6.2 - Back Salary. The Company shall pay to Boyar any and all back salary due and owing to Boyar as a result of his Employment Agreement dated July 15, 1995, when he was employed as President and Chief Executive Officer of the Company. The back salary shall be payable upon receipt by the Company of gross



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proceeds of $2,000,000 from the sale of Company shares or other financing.

         6.3 - Bonus. In addition to a base fee, the Company shall pay to Boyar a cash bonus in the form of a monetary sum equal to five percent (5%) of any gross funds received by the Company, in excess of $4,000,000, from any and all activity which is directly attributed to and the result of Boyar's services to the Company. This shall include, but not be limited to, introductions to a financial source or sources which funds any transaction in which the Company participates or derives any benefit, in any form whatsoever, whether in the form of a bridge loan, equity capital placement, debt placement, or other financing, or through the introduction of a specific transaction, such as a merger or acquisition, which the Company undertakes and from which the Company derives a monetary or economic benefit.

                 As an example, if the Company receives gross proceeds of $5,000,000 from a private placement, Boyar shall receive a bonus of 5% on $1,000,000 (the difference between $5 Million and $4 Million) which would equate to $50,000.00. Such bonus shall be payable to Boyar immediately upon receipt of such funds by the Company, in a lump sum.


         7. OUTSIDE ACTIVITES. The Company agrees and recognizes that Boyar has various investment and business interests, including Sportsworld 2000, which he may pursue, if such pursuits do not interfere with his duties hereunder. Further, provided such activities are not in conflict or in competition with the Company's interests and the time and energy Boyar devotes to such activities do not significantly impair his ability to act satisfactorily as the Company's Special Legal Counsel, Boyar shall be permitted to act in such other capacities outside his involvment with the Company.

         8. EXPENSES. The Company shall reimburse Boyar for all reasonable expenses incurred by Boyar in the performance of his duties in carrying out the terms of this Agreement, including without limitation expenses incurred for such items as travel, lodging, food, telephone bills, entertainment, and similar items. Boyar shall submit an expense report to the Company, for reimbursement.

         The Company shall provide Boyar with the use of an executive automobile of his choice or assist Boyar in purchasing such automobile, and the Company shall make the lease, insurance and maintenance payments on such automobile.



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         9.      TERMINATION.  Boyar's retainer under this Agreement and,
except as expressly provided herein, the Company's obligation under this Agreement to pay Boyar further compensation and to provide Boyar with further benefits (except for the obligation to pay fee and bonuses which have been earned and accrued as of the date of termination) shall terminate upon the first to occur of:

         (a) The expiration of the Term of this Agreement, unless extended by the parties.

         (b) Boyar's death. If Boyar dies while retained under this Agreement, the Company shall pay to Boyar's estate his salary and earned Bonus, if any, pursuant to paragragph 6 hereof, which would be remaining under this Agreement.

         (c) At the Company's option, upon any material breach for cause by Boyar of his obligations under this Agreement, which is not cured by Boyar within thirty (30) days after the Company has notified Boyar in writing of the specific material breach for cause and all related circumstances thereto. In the event of termination under this section, the Company shall pay Boyar his fee and earned Bonus, if any, in an amount of one months payment, in a lump sum, as full and final settlement under this Agreement.

         (d) At the Company's option, upon Boyar's inability, as a result of any medically determinable physical or mental impairment, incapacity or disease to perform his duties under this Agreement for and after a period of three consecutive months or for five months in a twelve-month period. In the event of termination under this section, the Company shall pay Boyar his fee and earned Bonus, if any, remaining under this Agreement.

         (e) At the option of Boyar, upon any material adverse change in Boyar's duties or conditions of retainer including, without limitation, any substantial reduction in Boyar's responsibilities, which has been objected to in writing or facsimile by Boyar and which change has not been abrogated by the Company within three (3) days after Boyar notified the Company of his objection. In the event of termination under this section, the Company shall pay Boyar his fee and earned Bonus, if any, remaining under this Agreement. Nothing contained in this Agreement shall grant the Company the right to reduce Boyar's compensation due Boyar in accordance with the terms of Paragraph 6 hereof.

         (f) If at any time during the term of this Agreement, the Company terminates this Agreement, without cause, then in such event the Company hereby agrees to immediately and irrevocably commence a two year Consulting arrangement with Boyar on a non-exclusive basis, under the same terms of this Agreement, and shall execute a Consulting Agreement with Boyar to pay Boyar the same compensation and benefits, referred to in this Agreement, as



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required hereunder, unless increased by the Company, or as modified by the parties in writing.

         10. ARBITRATION. All controversies, claims, disputes and other matters in question between the parties arising out of, or relating to, this Agreement or the breach thereof, shall be decided by arbitration before one arbitrator in Orlando, Florida, in accordance with the commercial rules of the American Arbitration Association then in effect, and judgment upon the award shall be binding upon the parties hereto and may be entered in any court having jurisdiction thereof.

         11.     MISCELLANEOUS.

         11.1 - Notices. All notices and other communications required under this Agreement shall be in writing and shall be effective (a) upon actual delivery if presented personally, sent by telecopy, telegram, or telex, or
(b) seven days following deposit in the United States mail if sent by certified or registered mail, postage prepaid, return receipt requested, to the following addresses:

         If to Boyar, to:

         MR. DANIEL M. BOYAR
         3101 S.W. 34TH AVENUE
         # 905-427
         OCALA, FLORIDA 34474

         If to the Company, to:

         EVRO CORPORATION
         7501 W. IRLO BRONSON MEMORIAL HIGHWAY
         SUITE 105
         KISSIMMEE, FLORIDA 34747

Notice of any change in any such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived by the party entitled to receive such notice.

         11.2 - Waiver. The failure of either party to insist upon strict performance of any of the terms or conditions of this Agreement will not constitute a waiver of any of its rights hereunder.

         11.3  -  Governing Law.  This Agreement shall be construed



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and enforced in accordance with Florida law, without giving effect to principles of conflict of law thereof.

         11.4 - Attorney's Fees. In the event that either party employs counsel to enforce any of the terms or provisions of this Agreement, the non-prevailing party shall pay to the prevailing party all reasonable attorneys' fees and costs incurred by the prevailing party in connection therewith.

         11.5 - Amendments. This Agreement may be amended and supplemented only by a written instrument duly executed by both parties.

         11.6 - Board Authorization. This Agreement has been authorized by a Resolution of the Board of Directors of the Company and the signatory hereto has been authorized by all necessary corporate action.

         11.7 - Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         11.8 - Facsimile Signatures. This Agreement may be executed by facsimile, such signature to be deemed an original and binding signature against the party so executing.


         IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Agreement on the date first above written.


         WITNESS                  EVRO CORPORATION


                                  BY: /s/Thomas L. Jensen
- ---------------------------           ----------------------------------------
                                      THOMAS L. JENSEN, CHAIRMAN AND CEO


                                  /s/Daniel M. Boyar
- ---------------------------       --------------------------------------------
                                  DANIEL M. BOYAR




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